EXHIBIT 99.1

[Gentiva Health Services, Inc. logo]

FINANCIAL AND INVESTOR CONTACT:
         John R. Potapchuk
         631-501-7035
         john.potapchuk@gentiva.com

MEDIA CONTACT:
         David Fluhrer
         631-501-7102, 516-589-0778
         david.fluhrer@gentiva.com


FOR IMMEDIATE RELEASE
---------------------

 GENTIVA(R) HEALTH SERVICES COMPLETES ACQUISITION OF THE HEALTHFIELD GROUP, INC.

Melville, N.Y., February 28, 2006 -- Gentiva Health Services, Inc. (NASDAQ:
GTIV), the nation's largest provider of comprehensive home health services, announced today that it has completed its acquisition of The Healthfield Group, Inc. -- a leading provider of home healthcare, hospice and related services with approximately 130 locations primarily in eight southeastern states -- for $454 million in cash and stock, excluding transaction costs and subject to post-closing adjustments.

           Gentiva anticipates the transaction will be accretive to its fiscal 2006 results. The Company expects to discuss the transaction during its fourth quarter and fiscal 2005 earnings conference call and web cast on Thursday, March 2, 2006, at 10:00 a.m. ET. Details regarding call participation are included below.

           The transaction brings Gentiva's annualized revenues to more than $1.1 billion and significantly increases its ability to serve the home healthcare market in Alabama, Georgia, North Carolina, South Carolina and Tennessee. Gentiva has also become one of the nation's top 10 hospice providers and has acquired a range of durable medical and respiratory equipment services, and infusion therapy services.

           Rod Windley, Healthfield's Chairman, CEO and founder, has been elected Vice Chairman of Gentiva's Board of Directors. Tony Strange, Healthfield President and COO, has been appointed Executive Vice President of Gentiva Health Services, Inc., and President, Gentiva Home Health.

           "The closing of this transaction marks a transformation of Gentiva and a sentinel event for our industry as two leading home health providers join forces for the benefit of patients, employees, payers and shareholders," said Gentiva Chairman and CEO Ron Malone. "Our new platform for growth should bring us significant opportunities for expansion and innovation in home healthcare, hospice, specialty programs and related therapies and services. We welcome Rod, Tony and an outstanding group of employees from Healthfield as we move forward on what promises to be a rewarding and fulfilling journey."




          3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

           The purchase price included approximately $403 million in cash and approximately 3.2 million shares of Gentiva common stock. In connection with the transaction, Gentiva has secured a $370 million seven-year term loan and a $75 million six-year revolving credit facility. Proceeds from the term loan and the Company's available cash on hand were used to fund the cash portion of the purchase price ( including repayment of Healthfield's existing debt) as well as transaction and financing costs. Lehman Brothers Inc. served as financial advisor for the transaction and lead underwriter for the financing. Weil, Gotshal & Manges LLP served as Gentiva's counsel for the transaction.

           Instructions for participation in Gentiva's conference call and web cast follow:

          o EVENT: Gentiva Health Services' fourth quarter and fiscal 2005 conference call

          o    DATE AND TIME: Thursday, March 2, 2006, 10:00 a.m. ET

          o INSTRUCTIONS: Participants in the United States, Canada and international locations may call (973) 935-8599 and reference call #7044852.

          o    WEB CAST URL:
               http://www.gentiva.com/investors/FinancialEvents.asp

          o REPLAY: A replay of the call will be available on March 2, beginning at 12:30 p.m. ET, and will remain available continuously through March 9. To listen to a replay of the call from United States, Canada or international locations, dial (973) 341-3080 and enter the following PIN at the prompt: 7044852. Visit http://www.gentiva.com/investors/FinancialEvents.asp to access the web cast archive.

          o TRANSCRIPT: A transcript of the call, including questions and answers, is expected to be available on Gentiva's web site within 36 hours after its conclusion.

ABOUT GENTIVA HEALTH SERVICES, INC.

Gentiva Health Services, Inc. is the nation's largest provider of comprehensive home health services. Gentiva serves patients through more than 500 direct service delivery units within over 400 locations in 36 states, and through CareCentrix(R), which manages home healthcare services for many major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 2,500 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services, social work; nutrition; disease management education; help with daily living activities; durable medical and respiratory equipment; infusion therapy services; and other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investors.

FORWARD-LOOKING STATEMENT

Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company's ability to successfully integrate the operations of The Healthfield Group, Inc., and to achieve expected synergies and operating efficiencies within expected time frames or at all; the possibility that revenues may be lower than expected following the transaction; the possibility that difficulties in maintaining relationships with employees, customers, or suppliers may be greater than expected following the transaction; the ability to service debt incurred as a result of the transaction; general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K, as amended, for the year ended January 2, 2005.

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